Exhibit 99.1

PetVivo Reports Reports Fiscal 2024 Results

MINNEAPOLIS, MN, US, June 28, 2024 — PetVivo Holdings, Inc. (OTC: PETV, PETVW), a leading biomedical company delivering innovative therapeutic medical devices for equines and companion animals, reported results for the fiscal year ended March 31, 2024. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 5:00 p.m. Eastern time today to discuss the results (see dial-in information below).

Fiscal 2024 Financial Highlights

●	Revenues up 6% to $969,000, driven sales of the company’s lead veterinary medical device, Spryng™ with OsteoCushion™ technology.

●	Revenue growth was driven largely by the company’s expanded distributor network, with sales to distributors increasing 15% to $732,000.

●	Gross profit increased 6% to $740,000.

●	Gross margin improved 40 basis points to 76.3%.

Fiscal 2024 Operational Highlights

●	Achieved milestone of the distribution of Spryng to more than 700 Veterinary Clinics across 50 States, and surpassed more than 6,000 syringes distributed.

●	Partnered with Covetrus North America to market, sell and distribute Spryng™ throughout the U.S.

●	Reported the results of two clinical studies conducted by Inotiv, a world-renowned independent clinical research organization, which demonstrated the excellent safety profile of Spryng™ for cats and dogs.

●	Received two notices of allowance from United States Patent and Trademark Office for key patents covering proprietary biomaterials and corresponding products, as well as the proprietary biocompatible protein-based particles used in Spryng™.

●	Appointed Garry Lowenthal as chief financial officer, bringing to PetVivo more than 25 years of experience in operational and financial management.

●	Appointed Spencer Breithaupt to the board of directors. He brings to the board over 30 years of management and leadership experience in the animal health industry, most recently with MWI Animal Health (Amerisource Bergen), where he had held several positions on its executive leadership team.

Management Commentary

“In fiscal 2024, we reported strong financial and operational progress, including revenues up 6% to $969,000,” commented PetVivo CEO, John Lai. “Our revenue growth was driven largely by our expanded distributor network, with sales of Spryng™ by distributors up 15% to $732,000. This helped drive our gross profit up 6% to $740,000, with our gross margins improving 40 basis points to 76.3%.

“Also during the year, we developed clinical data on the safety and efficacy of Spryng, increased distribution through the addition of Covetrusm, expanded our efforts with MWI, and increased market awareness of Spryng to veterinarians.

“We are excited about the final clinical results from the cruciate ligament study on canines and the preliminary clinical results from the osteoarthritis canine hip study which were presented at the Veterinary Orthopedic Society conference in February, 2024.

“The release of tolerance clinical results involving the injection of Spryng into the joints of canines and felines have confirmed the long-known understanding that Spryng is a safe option for veterinarians who are addressing issues related to osteoarthritis and other joint-related afflictions in companion animals.

“We expect to use this clinical data to further advance the use of Spryng by veterinarians in the management of joint related afflictions, as well as raise veterinarian and consumer awareness of the benefits of this life-enhancing product.

“We are also taking several steps to position the company for future success in fiscal 2025. We recently hired a new VP of Sales as well as a new VP of Marketing to lead our sales and marketing teams. We plan to add more sales and marketing personnel to support our distribution relationship with MWI, Covetrus and veterinary clinics.

“Looking ahead, we plan to further build out our technical service teams and complete additional clinical studies in equine, canine and feline companion animals. We also plan to increase adoption of Spryng by key opinion leaders and increase marketing awareness through trade shows and digital outreach.

“Our revenues are now ramping under global distribution agreements and new key sales and marketing hires. We have never been in a better position to address the enormous opportunity we see in the $5.7 billion U.S. Animal Health Market—a market that is projected to double to $11.3 billion by 2030.

“Helping to drive this market is the greater affordability of pet care from pet health insurance, with the number of pets insured in North America increasing by 20.9% last year to more than 6 million. We believe all of these positive factors have set the stage for strong growth for PetVivo over the next year and beyond.”

Fiscal 2025 Revenue Outlook

For the fiscal full year of 2025, the company anticipates net revenue of approximately $1.5 million to $2.0 million, which would represent growth of approximately 50% to 100% over the prior year.

Fiscal 2024 Financial Summary

Revenues in the fiscal full year of 2024 increased 6% to $969,000, primarily due to distribution channel expansion.

Gross profit totaled $740,000 or 76.3% of revenues as compared to $670,000 or 75.9% of revenues in fiscal 2023. The increase in gross margin was a result of a favorable shift in product mix.

Operating expenses increased 20% to $11.4 million compared to fiscal 2023. The increase in operating expenses was due to increases in general and administrative expenses of $1.7 million and research and development of $272,000. The increase was partially offset due to a decrease in sales and marketing of $11,000.

Net loss totaled $11.0 million or $(0.78) per basic and diluted share, as compared to a net loss of $8.7 million or $(0.85) per basic and diluted share in the same year-ago period.

Cash and cash equivalents totaled $87,000 at March 31, 2024. Subsequent to the fiscal year end, the company raised net proceeds of $1.8 million.

For a more detailed overview of the Company’s financials, the PetVivo Holdings, Inc. Consolidated Statements of Operations and Consolidated Balance Sheet are provided below.

Conference Call

PetVivo management will host a conference call today to discuss these results, which will include a question-and-answer period.

Date: Friday, June 28, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-719-359-4580

Conference ID: 845 8120 3778

Passcode: 853545

Webcast (live and replay): here

A replay of the webcast will be available through the same link following the conference call.

The conference call webcast is also available via a link in the Investors section of the company’s website at petvivo.com/investors.

If you require any assistance connecting to the call, please contact CMA at 1-949-432-7566.

About PetVivo Holdings

PetVivo Holdings, Inc. (OTC: PETV, PETVW) is a biomedical device company focused on the manufacturing, commercialization and licensing of innovative medical devices and therapeutics for companion animals. The company is pursuing a strategy of developing and commercializing human therapies for the treatment of companion animals in capital and time efficient ways. A key component of this strategy is an accelerated timeline to revenues for veterinary medical devices that can enter the market much earlier than more stringently regulated human pharmaceuticals and biologics.

PetVivo has developed a robust pipeline of products for the medical treatment of animals and people, with a portfolio of 21 patents that protect the company’s biomaterials, products, production processes and methods of use. The company’s commercially launched flagship product, Spryng™ with OsteoCushion™ Technology, is a veterinarian-administered, intra-articular injectable designed for the management of lameness and other joint related afflictions, including osteoarthritis, in cats, dogs and horses.

For more information about PetVivo and its revolutionary Spryng with OsteoCushion Technology, email info1@petvivo.com or visit petvivo.com or sprynghealth.com.

Disclosure Information

PetVivo uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the company’s Investor Relations website, in addition to following the company’s press releases, SEC filings, public conference calls, presentations and webcasts.

Forward-Looking commercial Statements

The foregoing information regarding PetVivo Holdings, Inc. (the “Company”) may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024 and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

John Lai, CEO

PetVivo Holdings, Inc.

Email Contact

Tel (952) 405-6216

Investor Contact

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7566

Email contact

PETVIVO HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2024	March 31, 2023
Assets:
Current Assets
Cash and cash equivalents	$87,403	$475,314
Accounts receivable, net of allowance for credit losses	18,669	86,689
Inventory, net	390,076	370,283
Prepaid expenses and other current assets	545,512	491,694
Total Current Assets	1,041,660	1,423,980

Property and Equipment, net	821,656	630,852

Other Assets:
Operating lease right-of-use assets	1,194,348	317,981
Patents and trademarks, net	30,099	38,649
Security deposit	27,490	27,490
Total Other Assets	1,251,937	384,120
Total Assets	$3,115,253	$2,438,952

Liabilities and Stockholders’ Equity:

Current Liabilities
Accounts payable	$821,230	$588,713
Accrued expenses	243,030	779,882
Operating lease liability – current portion	190,589	78,149
Notes payable and accrued interest-current portion	157,521	6,936
Total Current Liabilities	1,412,370	1,453,680
Other Liabilities
Operating lease liability (net of current portion)	1,003,759	20,415
Note payable and accrued interest (net of current portion)	13,171	239,832
Total Other Liabilities	1,016,930	260,247
Total Liabilities	2,429,300	1,713,927

Commitments and Contingencies (see Note 10)	0	0

Stockholders’ Equity:
Preferred stock, par value $0.001 per share, 20,000,000 shares authorized, 0 and 0 shares issued and outstanding at March 31, 2024 and March 31, 2023	-	-
Common stock, par value $0.001 per share, 250,000,000 shares authorized, 17,058,620 and 10,950,220 shares issued and outstanding at March 31, 2024 and March 31, 2023, respectively	17,059	10,950
Common Stock to be Issued	-	137,500
Additional Paid-In Capital	83,468,218	72,420,604
Accumulated Deficit	(82,799,324)	(71,844,029)
Total Stockholders’ Equity	685,953	725,025
Total Liabilities and Stockholders’ Equity	$3,115,253	$2,438,952

PETVIVO HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2024	2023
Revenues	$968,706	$917,162

Cost of Sales	229,180	221,036
Gross Profit	739,526	696,126

Operating Expenses:

Sales and Marketing	3,399,666	3,410,277
Research and Development	1,268,014	996,358
General and Administrative	6,693,186	5,022,943

Total Operating Expenses	11,360,866	9,429,578

Operating Loss	(10,621,340)	(8,733,452)

Other (Expense) Income
Loss on Extinguishment of Debt	(534,366)	-
Settlement Expense	(180,000)	-
Extinguishment of payables	385,874	-
Interest (Expense) Income	(5,463)	15,844
Total Other (Expense) Income	(333,955)	15,844

Loss before taxes	(10,955,295)	(8,717,608)

Income Tax Provision	-	-

Net Loss	$(10,955,295)	$(8,717,608)

Net Loss Per Share:
Basic and Diluted	$(0.78)	$(0.85)

Weighted Average Common Shares Outstanding:
Basic and Diluted	13,969,754	10,222,994